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                                                                      EXHIBIT 10

INDEPENDENT AUDITORS' CONSENT

Mercury QA Equity Series, Inc.:

We consent to the use in Pre-Effective Amendment No. 1 to Registration Statement No. 333-88693 of our report dated March 1, 2000 to the Board of Directors and Shareholder of Mercury QA Large Cap Core Fund, Mercury QA Large Cap Value Fund, Mercury QA Large Cap Growth Fund, Mercury QA Mid Cap Fund, Mercury QA Small Cap Fund and Mercury QA International Fund of Mercury QA Equity Series, Inc., and to the reference to us under the caption "Independent Auditors" both of which appear in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
Princeton, New Jersey
March 1, 2000